Exhibit 99.1

Contact:	Mike Murphy
Chief Financial Officer
(256) 747-9800

CAVALIER HOMES SIGNS DEFINITIVE AGREEMENT
TO BE ACQUIRED BY SOUTHERN ENERGY HOMES

Addison, Ala. (June 15, 2009) – Cavalier Homes, Inc. (NYSE Amex: CAV) today announced that its Board of Directors has entered into a definitive merger agreement for the Company to be acquired by Addison, Alabama-based Southern Energy Homes, Inc.  Terms of the agreement call for the payment of $2.75 cash for each outstanding share of common stock.  Southern Energy Homes, Inc., a wholly owned subsidiary of Clayton Homes, is the industry leader in producing top-quality, customizable homes.

"The agreed share price represents a 23% premium over Friday's closing stock price in an all-cash offer to acquire Cavalier Homes," stated Bobby Tesney, Cavalier Homes' Chief Executive Officer.  "Given the current economic conditions and the tough operating environment of the manufactured housing industry, the proposed merger with Southern Energy Homes represents a tremendous opportunity to maximize shareholder value.

"Our Board of Directors unanimously approved the proposed merger with Southern Energy Homes and believes this transaction is in our shareholders' best interests," Tesney added.

Keith Holdbrooks, Chief Executive Officer of Southern Energy Homes, remarked, "We are excited about adding Cavalier's top-notch retailers and expanding their product offerings.  Cavalier has a dedicated team known for building high-value homes with consistent quality."

The Company expects to complete the transaction in the third quarter of 2009, subject to final documentation and other customary conditions, as well as the approval of Cavalier Homes' stockholders.  Upon completion of the transaction, Cavalier Homes, Inc. will become a wholly owned subsidiary of Southern Energy Homes.

Avondale Partners, LLC acted as exclusive financial advisor to Cavalier Homes, Inc. and rendered a fairness opinion to the Board of Directors of the Company.

Cavalier Homes, Inc. and its subsidiaries produce and sell manufactured housing.  The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products.

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CAV Signs Definitive Agreement

June 15, 2009

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT.  The definitive merger agreement will be submitted to Cavalier's stockholders for their consideration.  Cavalier intends to file with the Securities and Exchange Commission (the "SEC") a proxy statement and other relevant documents concerning the merger with the SEC.  The proxy statement will be mailed to Cavalier's stockholders.  Stockholders are urged to read the proxy statement regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Cavalier, at the SEC's website (http://www.sec.gov).  You will also be able to obtain these documents, free of charge, by accessing Cavalier's website (http://www.cavhomesinc.com), or by contacting Cavalier via telephone at (256) 747-9800.

Cavalier, its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Cavalier stockholders in favor of the proposed merger.  Information concerning Cavalier's participants and their respective interests in the proposed merger will be available in the proxy statement and in Cavalier's proxy statement previously filed with the SEC on April 7, 2009.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, the use of Cavalier's cash to fund inventory financing programs, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; the impact to Cavalier and the industry from changes in lending programs or the termination of lending programs by national lenders, and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2008, under the heading "Item 1A. Risk Factors," and its Quarterly Report on Form 10-Q for the period ended March 28, 2009, under the heading "Cautionary Factors That May Affect Future Results," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

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